[Abbott Laboratories Health Care Worldwide Logo]

News

Abbott Laboratories Corporate Communications Abbott Park, Illinois 60064-6096
For Immediate Release Media: Melissa Brotz (847) 935-3456 -or- Jonathon Hamilton (847) 935-8646 Financial Community: John Thomas (847) 938-2655 -or- Larry Peepo (847) 935-6722

ABBOTT LABORATORIES TO CREATE GLOBAL PUBLIC
HOSPITAL PRODUCTS COMPANY WITH $2.5 BILLION IN SALES

  —New Company Will Be a Leading Manufacturer of Hospital Products in United States; Abbott to Focus on Proprietary Technologies and Higher-Growth Platforms—

        ABBOTT PARK, Ill., Aug. 22, 2003—Abbott Laboratories plans to create one of the largest manufacturers of hospital products in the United States by spinning off much of Abbott's core global hospital products business.

        The new, independent hospital products company will have approximately 14,000 employees worldwide, more than 5,000 customers and a large portion of Abbott's core hospital products business, including the related international hospital business. The new company's business will include: medication delivery systems, such as electronic drug-delivery systems, infusion therapy and critical care products; generic pharmaceuticals, including acute-care injectables and other generic anesthetics; and other businesses, including intensive care pharmaceuticals such as Precedex® (dexmedetomidine HCl), Abbokinase® (urokinase), and Corlopam® (fenoldopam mesylate), as well as contract manufacturing. The new company, to be named later, will be headquartered in Lake Forest, Ill., north of Chicago.

        "The creation of the new hospital products company will provide greater value for Abbott shareholders in the coming years because it will enable Abbott to increase its focus and investment on higher-growth segments in our medical products business and sustain a technologically advanced, higher-growth medical and pharmaceutical products portfolio," said Miles D. White, chairman and chief executive officer, Abbott Laboratories.

        "At the same time, the new company will be able to focus on using its leading positions in the manufacture and supply of hospital products to provide technology solutions for the hospital customer and drive business performance. With enhanced strategic, financial and operational flexibility, the new company will have freedom to pursue alliances and other expansion opportunities," said Mr. White.

        Christopher B. Begley, the current president of Abbott's U.S. hospital business, will become chief executive officer of the new company. Begley has spent the majority of his 30-year career in the hospital products business, is a 17-year veteran of Abbott, and has served in numerous management positions in Abbott's hospital and health systems businesses. David A. Jones, co-founder and chairman of Humana Inc., and a retired Abbott board member, will serve as the new company's chairman of the board.

        "I am pleased to head the new company, which brings proven leadership in the hospital products business," said Begley. "With $2.5 billion in global sales, we will have a nearly 70-year track record of delivering high-quality hospital products to our customers, and we will be the only company of our size focused solely on the hospital customer. We also have a committed team of talented, dynamic employees who will propel the new company forward, continuing to offer technology solutions for the hospital all while investing in future opportunities that will best serve our patients and customers and deliver greater value for shareholders."

        The spin-off is intended to take the form of a tax-free distribution to Abbott shareholders of a new publicly traded stock for the new company. Abbott has already submitted a letter ruling request to the Internal Revenue Service to confirm the tax-free nature of this transaction and will file an application to list the new company on the New York Stock Exchange. The expected stock distribution ratio will be determined at a future date. The transaction will not impact Abbott's dividend. The transaction is expected to be completed in the first half of 2004.

        Abbott will retain the following proprietary pharmaceuticals, including related portions of the international hospital business: hospital operating room pharmaceuticals, such as Ultane®/Sevorane® (sevoflurane), Anzemet® (dolasetron mesylate injection) and proprietary neuromuscular blockers; proprietary hospital pharmaceuticals such as Calcijex® (calcitriol injection), Zemplar® (paricalcitol injection), Simdax® (levosimendan); pain management products; and portions of the international hospital business, all of which will become part of Abbott's global pharmaceuticals business. Abbott will also retain Abbott Vascular Devices, including the Perclose, Biocompatibles and JOMED assets, and the recently acquired Spinal Concepts, which will continue to be operated through Abbott's Medical Products Group.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals, and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries. In 2002, the company's sales were $17.7 billion.

        Abbott's news releases and other information are available on the company's Web site at www.abbott.com. Abbott will webcast a live conference call regarding this announcement through its Investor Relations Web site at www.abbottinvestor.com at 7:45 a.m. Central time today, August 22, 2003. Slides are also posted on the site that provide an overview of the transaction.

  Anzemet® is a registered trademark of Aventis.
  Simdax® is a registered trademark of Orion.

Private Securities Litigation Reform Act of 1995—

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended June 30, 2003, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

QUESTIONS AND ANSWERS

Q1)
What is the strategic rationale for the spin-off?

A1)
The spin-off will provide Abbott shareholders with equity investments in two separate companies that will now be able to focus exclusively on maximizing opportunities in their distinct markets. This is expected to ultimately generate stronger growth for both companies, delivering enhanced shareholder value.

  The new company will focus on providing technology solutions for the hospital market through its leading positions in the manufacture and supply of a broad range of hospital products. Through enhanced strategic, financial and operational flexibility, this company is well positioned to seize new opportunities to expand its businesses globally.

  Abbott will continue to build on a broad-based business model that provides a balance of leading pharmaceuticals and advanced technology medical products and nutritionals. This spin-off will allow Abbott to focus its investment on expanding these highly innovative, technologically advanced businesses.

Q2)
What will be included in the new company?

A2)
The new, independent hospital products company will represent a large portion of Abbott's core hospital products business, including the related international hospital business. The new company's business will include: medication delivery systems, such as electronic drug-delivery systems, infusion therapy and critical care products; generic pharmaceuticals, including acute-care injectables and other generic anesthetics; and other businesses, including intensive care pharmaceuticals such as Precedex, Abbokinase and Corlopam, as well as contract manufacturing.

  Abbott will retain: hospital operating room pharmaceuticals, proprietary hospital pharmaceuticals and pain management products, and portions of the international hospital business, all of which will become part of Abbott's global pharmaceuticals business. Abbott will also retain Abbott Vascular Devices, including the Perclose, Biocompatibles and JOMED assets, and the recently acquired Spinal Concepts, which will continue to be operated through Abbott's Medical Products Group.

Q3)
What are some of the key financial attributes of the new company?

A3)
The new company will consist of portions of the domestic and international hospital businesses, which have not previously been segregated for financial reporting purposes. We have therefore estimated historical combined financial results, which will be fully compiled and audited over the next several weeks. This information will be part of the SEC Form 10 filing which is targeted for the October-November 2003 timeframe.

  Based on current estimates, we can provide a general financial overview at this time. These estimates are before consideration of any costs required to run the new company as an independent entity. Annual sales for the new company as it exists within Abbott today are approximately $2.5 billion, with around 15 percent of those sales coming from outside the United States. As a percentage of sales, the gross margin ratio has been in the mid-30s, R&D expense in the low single digits and SG&A expense of around 10 percent. Net income is more than $300 million with operating cash flow (after capital expenditures) of approximately $300 million. Net assets associated with this business are estimated at $2 billion. The new company will employ approximately 14,000 people worldwide, with nearly 4,800 of those employed outside the United States.

  As part of the separation, we are planning for the new company to raise debt, the proceeds of which will be paid to Abbott. The level of debt will be established with the objective of the new company carrying an investment-grade debt rating. The payment and level of cash dividends by the new company after the separation will be based upon a number of factors, including the results of operations, cash flow, and financial requirements of the new company. The declaration and payment of any dividends will be at the discretion of the new company's board of directors.

Q4)
What has been the growth rate for the product offering of the new company?

A4)
Sales growth for the new company's business components has been in the low- to mid-single digits. Going forward, based upon Abbott's current forecast, we would expect the new company to experience similar sales growth with margin growth somewhat higher before consideration of any costs required to run the new company as an independent entity. The new company's management team will be evaluating opportunities to increase profitability and growth, with an objective of increasing long-term value to shareholders.

Q5)
What is the expected impact of the spin-off on Abbott's key financial metrics?

A5)
The spin-off is expected to positively impact the growth and income statement profile of Abbott. The sales growth rate for Abbott should be enhanced with the exclusion of these products. We have estimated an improvement in Abbott's gross margin ratio of almost 300 basis points above levels previously reported. And, on a percent of sales basis, we would expect SG&A and R&D to be higher and operating margin to be roughly equivalent to current levels. The Abbott dividend will not change as a result of this transaction.

Q6)
Does Abbott anticipate any one-time charges related to the spin-off?

A6)
Abbott expects to incur one-time charges during the periods preceding the spin-off, to be quantified at a later date.

Q7)
What is the estimated value of the spin-off company and what is the distribution ratio?

A7)
The new company's operations represent approximately 10 percent of Abbott's ongoing after-tax net income. We would expect the value of the new company's portion of Abbott stock to be reflective of this, as well as its growth prospects. The distribution ratio will be determined later in the process. We believe that improved management focus on both businesses will result in improved growth and profitability.

Q8)
What is the timeline for the spin-off completion?

A8)
We are targeting an SEC Form 10 filing in the October-November 2003 timeframe. We have filed a letter ruling request with the IRS and would expect a response from both the IRS and the SEC in the first quarter of 2004, with the distribution to be completed in the first half of 2004.

Q9)
Does the spin-off impact Abbott's ongoing earnings per share guidance for 2003?

A9)
No.